Exhibit 6

REGISTRATION INDEMNIFICATION AGREEMENT

This Registration Indemnification Agreement (this “Agreement”) is made and entered into on May 9, 2018, by and among The Providence Service Corporation, a Delaware corporation (the “Company”), and Coliseum Capital Partners, L.P., a Delaware limited partnership, Coliseum Capital Partners II, L.P., a Delaware limited partnership, Coliseum Capital Co-Invest, L.P., a Delaware limited liability company, and Blackwell Partners, LLC – Series A, a Delaware limited liability company (each, a “Holder”, and collectively, the “Holders”).

RECITALS

WHEREAS, the Holders currently directly hold, collectively, 1,653,755 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and 765,916 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock” and, together with the Common Stock and the Common Stock that may be issued upon conversion of the Preferred Stock, the “Securities”);

WHEREAS, Christopher Shackelton is a director of the Company and is a co-manager of Coliseum Capital Management, LLC (“CCM”), which indirectly beneficially owns the Securities directly beneficially owned by the Holders (the “Registrable Securities”);

WHEREAS, CCM has expressed a desire to have flexibility with respect to the method by which it may sell all or a portion of the Registrable Securities;

WHEREAS, the Company has expressed a willingness to register the resale of the Registrable Securities under the Securities Act of 1933, as amended (the “Securities Act”), on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (the “Registration”);

WHEREAS, in connection with the Registration, the Company intends to file a registration statement under the Securities Act (as amended and supplemented from time to time, the “Registration Statement”) that includes a prospectus relating to the offer sale of the Registrable Securities; and

WHEREAS, the Company and the Holders desire to set forth their rights to indemnification and contribution in connection with the Registration.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

Section 1. Indemnification; Contribution

1.1 Indemnification by the Company. To the extent permitted by applicable law, the Company agrees to indemnify and hold harmless each Holder and each person, if any, who controls each Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any of their respective partners, members, officers, directors, employees, agents, advisors or representatives (collectively with the Holders, “Holder Indemnitees”), as follows:

(a) against any and all loss, liability, claim, damage, cost, judgment and expense (including reasonable fees, expenses and disbursements of attorneys and other professionals reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, or investigation or proceeding), arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities were registered under the Securities Act and any prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus (or any amendment or supplement thereto), in the light of the circumstances under which they were made); and

(b) against any and all loss, liability, claim, damage, judgment and expense, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the prior written consent of the Company.

provided, however, that the indemnity provided pursuant to this Section 1.1 does not apply to a Holder with respect to any loss, liability, claim, damage, cost, judgment or expense to the extent arising out of, resulting from or based upon (I) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement or the applicable prospectus (or any amendment or supplement thereto) or (II) a Holder’s failure to deliver an amended or supplemental prospectus furnished to such Holder by the Company (as and to the extent that the same was required by law to be delivered), if such loss, liability, claim, damage, cost, judgment or expense would not have arisen had such delivery occurred at or after the time furnished to the Holder by the Company and prior to any sale of securities covered by such prospectus.

1.2 Several Indemnification by Each Holder. To the extent permitted by applicable law, each Holder, severally and not jointly, agrees to indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of their respective partners, members, officers, directors, employees, agents, advisors or representatives (including each director and officer of the Company who signed a registration statement) (collectively with the Company, “Company Indemnitees”), as follows:

(a) against any and all loss, liability, claim, damage, cost, judgment and expense (including reasonable fees, expenses and disbursements of attorneys and other professionals reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, or investigation or proceeding), arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities were registered under the Securities Act and any prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus (or any amendment or supplement thereto), in the light of the circumstances under which they were made); and

(b) against any and all loss, liability, claim, damage, judgment and expense whatsoever, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the prior written consent of a Holder.

provided, however, that the indemnity provided pursuant to this Section 1.2 shall only apply with respect to any loss, liability, claim, damage, cost judgment or expense to the extent arising out of, resulting from or based upon (I) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by a Holder expressly for use in the Registration Statement or the applicable prospectus (or any amendment or supplement thereto) or (II) a Holder’s failure to deliver an amended or supplemental prospectus furnished to such Holder by the Company (as and to the extent that the same was required by law to be delivered), if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred at or after the time furnished to the Holder by the Company and prior to any sale of securities covered by such prospectus. Notwithstanding the provisions of this Section 1.2, no Holder (and no permitted assignee of a Holder) shall be required to indemnify Company Indemnitees under this Section 1.2 with respect to any amount in excess of the amount of the total net proceeds to such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement or prospectus, as applicable, that is the subject of the indemnification claim.

1.3 Conduct of Indemnification Proceedings. An indemnified party hereunder shall give reasonably prompt notice to the indemnifying party of any action or proceeding commenced against it in respect of which indemnity or contribution may be sought hereunder, but failure to so notify the indemnifying party shall not relieve it from any liability which it may have under the indemnity agreement to any indemnified person provided in Section 1.1 or 1.2 above, unless and only to the extent the indemnifying party has been materially prejudiced by such delay or failure. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld; provided, however, that the indemnifying party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the indemnified party unless such settlement, compromise or consent secures the unconditional release of the indemnified party and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party; and provided, further, that, if the indemnified party reasonably determines that a conflict of interest exists where it is advisable for the indemnified party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party (or in the situation where the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 business days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to do so), then the indemnifying party shall not be entitled to assume such defense and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one additional firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties. If the indemnifying party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, the indemnifying party will not be liable for any settlement effected without the written consent of the indemnifying party, not to be unreasonably withheld, delayed or conditioned. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action or proceeding.

1.4 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 1.1 and 1.2 above is for any reason held to be unenforceable by a court of competent jurisdiction to any indemnified party although applicable in accordance with its terms, the Company and the Holders (severally and not jointly), in lieu of indemnifying any indemnified party, shall contribute to the aggregate losses, liabilities, claims, damages, actions, costs, judgments and expenses of the nature contemplated by such indemnity agreement incurred by the Company and the Holder, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and each Holder on the other hand, in connection with the actions, statements or omissions which resulted in such losses, liabilities, claims, damages, costs, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 1.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 1.4, no Holder (and no permitted assignee of a Holder) shall be required to contribute any amount in excess of the amount that it would have been obligated to pay by way of indemnification if the indemnification provided for under Section 1.2 had been available under the circumstances. Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation. For purposes of this Section 1.4, each Holder Indemnitee shall have the same rights to contribution as a Holder, and each Company Indemnitee shall have the same rights to contribution as the Company. In addition, no person shall be obligated to contribute hereunder for any amounts in payment for any settlement of any action or claim, effected without such person’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 2. Suspension of Effectiveness of Registration Statement. If the continued use of the Registration Statement, once declared effective by the Securities and Exchange Commission, would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Company’s Board of Directors (after consultation with external legal counsel) (i) would be required to be made in the Registration Statement so that the Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of the Registration Statement and (iii) would reasonably be expected to adversely affect in any material respect the Company or its business or the Company’s ability to effect a bona fide material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Registration Statement. The Holders agree to suspend, promptly upon receipt of the notice referred to above, the use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities.

Section 3. Miscellaneous

3.1 Assignment. Except as expressly provided in this Section 3.12.1, the rights of the parties hereto cannot be assigned and any purported assignment or transfer to the contrary shall be void ab initio. Any Holder may assign any of its rights under this Agreement with the consent of the Company.

3.2 Successors and Assigns; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement is not intended, and shall not be construed, to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 1.

3.3 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

3.4 Amendments and Waivers. The provisions of this Agreement, including the provisions of this Section 2.4, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company and the Holders of two-thirds of the outstanding Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder, each permitted assignee, and the Company.

3.5 Notices.

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:

(i)	if to the Company:	Providence Service Corporation 700 Canal Street, Third Floor Stamford, CT 06902 Attention: General Counsel

(ii)	if to a Holder:	Coliseum Capital Management, LLC 105 Rowayton Ave. Rowayton, CT 06853 Attention: Chris Shackelton

3.6 Governing Law. This agreement and the rights and obligations of the parties under this agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for any district within such state for the purpose of any action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court.

3.7 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

3.8 Headings; References; Interpretation. The headings contained in this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning or interpretation of any of the terms or provisions of this Agreement. The references herein to Sections, unless otherwise indicated, are references to sections of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural number, all words in the plural number shall extend to and include the singular number, and all words in any gender shall extend to and include all genders. To the fullest extent permitted by law, this Agreement shall be construed without regard to any presumption or rule requiring construction against the party drafting or causing this instrument to be drafted.

3.9 Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

3.10 Counterparts; Facsimile; PDF. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any facsimile or Adobe portable document format copies hereof or signature hereon shall, for all purposes, be deemed originals.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first herein above set forth.

THE PROVIDENCE SERVICE CORPORATION

By:	/S/ R. CARTER PATE
R. Carter Pate, Interim Chief Executive Officer

COLISEUM CAPITAL PARTNERS, L.P.

By:	Coliseum Capital, LLC, General Partner

By:	/S/ ADAM GRAY
Adam Gray, Manager

COLISEUM CAPITAL PARTNERS II, L.P.

By:	Coliseum Capital, LLC, General Partner

By:	/S/ ADAM GRAY
Adam Gray, Manager

COLISEUM CAPITAL CO-INVEST, L.P.

By:	Coliseum Capital, LLC, General Partner

By:	/S/ ADAM GRAY
Adam Gray, Manager

BLACKWELL PARTNERS, LLC – SERIES A

By:	Coliseum Capital Management, LLC,
Attorney-in-Fact

By:	/S/ ADAM GRAY
Adam Gray, Managing Partner

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